Exhibit 2.1

AGREEMENT OF MERGER

dated as of the 29th day of February, 2012

by and among

TAYLOR & MARTIN GROUP, INC.

(Parent)

and

TMG MERGER SUB, INC.

(Newco)

and

TMG FOUNDER COMPANY

(Old TMG)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

15.9	Time	28

15.10	Reformation and Severability	28

15.11	Remedies Cumulative	28

15.12	Captions	28

15.13	Public Statements	28

15.14	Amendments and Waivers	28

-iv-

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (the “Agreement”) is made as of the 29th day of February, 2012, by and among TAYLOR & MARTIN GROUP, INC., a Delaware corporation organized in November, 2011 (“Parent”), TMG MERGER SUB, INC., a Delaware corporation (“Newco”) and TMG FOUNDER COMPANY (formerly named Taylor & Martin Group, Inc.), a Delaware corporation organized in March, 2011 (“Old TMG”).

RECITALS

WHEREAS, Old TMG for some months was negotiating the terms of the possible acquisition by merger, asset purchase or stock purchase of companies (or interests therein) engaged in or intending to engage in auctioning, remarketing, valuing and operating various classes of capital assets (“Original Founding Companies”) for voting capital stock and other consideration; and

WHEREAS, Old TMG intended to close the acquisition of the Original Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering of its common stock; and

WHEREAS, the executive officers of Old TMG now have determined to change the focus of its principal business activities to include auctioning capital assets and liquidating consumer goods through remarketing activities (the “Business”) and as a consequence have concluded for regulatory and business purposes to amend and restate the one agreement that it entered into with an Original Founding Company and to negotiate and enter into new forms of agreements for the acquisition by merger, asset purchase or stock purchase of companies (or interests therein) engaged in various aspects of the Business for voting capital stock and other consideration (“Founding Companies”); and

WHEREAS, as the initial step in the implementation of the restructured proposal, SABA Group, LLC, a Texas limited liability company and the principal stockholder of Old TMG (“SABA”), formed Parent as a new Delaware corporation in November, 2011 to serve as the vehicle for the acquisitions of Founding Companies and Old TMG substantially contemporaneously with the consummation of an initial underwritten public offering (“IPO”) of common stock, $0.00001 par value, of Parent (“Parent Stock”) at the price to the public reflected in the final prospectus of Parent relating to the IPO (“IPO Price”); and

WHEREAS, under the restructured proposal, contemporaneously with the consummation of the IPO and as part of a single transaction, the stockholders of the Founding Companies and Old TMG will transfer, by stock or asset purchase or reverse triangular merger, the stock or substantially all the assets of certain companies and other assets in which they own an interest to Parent in exchange for voting capital stock of Parent and other consideration, including cash, voting stock, options, warrants, notes, convertible notes and other property of Parent, under circumstances that will constitute a tax-free transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), to the extent of their receipt of voting capital stock of Parent; and

WHEREAS, substantially contemporaneously with the execution of this Agreement and in order to document the integrated Section 351 Exchange Plan contemplated herein, (a) Old TMG, the Founding Companies, their stockholders and others are amending and restating or entering into for the first time their respective combination agreements; and (b) Parent and Old TMG are entering into this Agreement pursuant to which Old TMG will become a wholly-owned subsidiary of Parent substantially contemporaneously with the consummation of the IPO; and

WHEREAS, in connection with the consummation of the Merger, SABA will contribute the one share of Parent Stock that it owns to Parent as a capital contribution and in the cancellation of such share, which is the only share of Parent Stock issued and outstanding at the date of this Agreement, and

WHEREAS, it is contemplated that prior to the consummation of the IPO, Old TMG may elect to effect a reverse stock split, the exact magnitude of which will be dependent upon the ultimate post IPO valuation of Parent by the managing underwriters in the IPO and the anticipated IPO Price; and

WHEREAS, the IPO and the acquisitions of Founding Companies and Old TMG will be described in the Registration Statement on Form S-1 of Parent; and

WHEREAS, Newco is a corporation recently organized under the laws of the State of Delaware solely for the purpose of completing the transaction set forth herein, and Newco is a wholly-owned subsidiary of Parent; and

WHEREAS, the respective boards of directors of Newco and of Old TMG (which together are hereinafter collectively referred to as “Constituent Corporations”) deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into Old TMG (the “Merger”) pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware; and

WHEREAS, stockholders of Old TMG are the owners of 25,001,000 shares of common stock, $0.00001 par value, of Old TMG (“Old TMG Stock”); and

WHEREAS, in the Merger each issued and outstanding share of Old TMG Stock will be converted into one share of Parent Stock; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	DEFINITIONS

Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule, or annex attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Annex” means each Annex attached hereto that represents a document relevant to the transactions contemplated in this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 6.6.

“Business” has the meaning set forth in the third recital of this Agreement.

“Certificate of Merger” means the Certificate of Merger with respect to the Merger substantially in the form attached as Annex II, with such changes therein as may be required by applicable state law.

“Charter Documents” means the Certificate of Incorporation, Articles of Incorporation or other instrument pursuant to which any corporation, partnership or other business entity that is a signatory to this Agreement was formed or organized in accordance with applicable law.

“Closing” has the meaning set forth in Section 5.

“Closing Date” has the meaning set forth in Section 5.

“Code” has the meaning set forth in the fifth recital of this Agreement.

“Constituent Corporations” has the meaning set forth in the eleventh recital of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means the time as of which the Merger becomes effective, which shall, in any case, occur at 11:58 p.m. on the calendar day immediately preceding the Closing Date.

“Founding Companies” has the meaning set forth in the third recital of this Agreement.

“Founding Stockholders” has the meaning set forth in Section 14.2(i).

“Hart-Scott Act” has the meaning set forth in Section 8.5.

“IPO” has the meaning set forth in the fourth recital of this Agreement.

“IPO Price” has the meaning set forth in the fourth recital of this Agreement.

“Majority Demand Registration” is defined in Section 14.2(i).

“Material Adverse Effect” has the meaning set forth in Section 6.1.

“Material Documents” has the meaning set forth in Section 6.9.

“Merger” has the meaning set forth in the eleventh recital of this Agreement.

“Newco” has the meaning set forth in the first paragraph of this Agreement.

“Newco Stock” means the common stock, par value $0.01 per share, of Newco.

“Old TMG” has the meaning set forth in the first paragraph of this Agreement.

“Old TMG Financial Statements” has the meaning set forth in Section 6.6.

“Old TMG Stock” has the meaning set forth in the twelfth recital of this Agreement.

“Original Founding Companies” has the meaning set forth in the first recital of this Agreement.

“Other Stockholder” has the meaning set forth in Section 14.2(i).

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Documents” has the meaning set forth in Section 7.8.

“Parent Group” has the meaning set forth in Section 8.1.

“Parent Stock” has the meaning set forth in the fourth recital of this Agreement.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a trust or other unincorporated organization.

“Registrable Securities” means the shares of Parent Stock issuable in the Merger.

“Restricted Securities” has the meaning set forth in Section 13.2.

“Returns” means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

“Reverse Stock Split” has the meaning set forth in Section 4.3.

“SABA” has the meaning set forth in the fourth recital of this Agreement.

“Schedule” means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties, covenants and agreements.

“SEC” means the United States Securities and Exchange Commission.

“Section 351 Exchange Plan” means the Section 351 Exchange Plan in the form of Annex I.

“Stockholders” means the holders of record of all the issued and outstanding shares of Old TMG Stock.

“Subsidiaries” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such

Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Corporation” shall mean Old TMG as the surviving corporation in the Merger.

“Tax” or “Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, environmental or other taxes or assessments, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Transfer Taxes” has the meaning set forth in Section 15.6.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.	THE MERGER

2.1 Delivery and Filing of Articles of Merger. The Constituent Corporations will cause (i) the Certificate of Merger to be signed, verified and filed with the Secretary of State of the State of Delaware and (ii) photocopies of a stamped receipt copy of such filing to be delivered to Parent on the Closing Date.

2.2 Effective Time of the Merger. At the Effective Time of the Merger, Newco shall be merged with and into Old TMG, in accordance with the Certificate of Merger, the separate existence of Newco shall cease, and Old TMG shall be the surviving corporation in the Merger. Old TMG is sometimes hereinafter referred to as the Surviving Corporation.

2.3 Certificate of Incorporation, Bylaws and board of directors of the Surviving Corporation. At the Effective Time:

(i) the Certificate of Incorporation of Old TMG, as amended and as contemplated by the Certificate of Merger, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until changed as provided by law;

(ii) the Bylaws of Old TMG then in effect shall become the Bylaws of the Surviving Corporation until they shall thereafter be further amended;

(iii) the members of the board of directors of Old TMG shall remain the members of the board of directors of the Surviving Corporation after the Effective Time until their successors shall have been elected and qualified; and

(iv) the officers of Old TMG immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation in the same capacity or capacities.

2.4 Certain Information With Respect to the Capital Stock of Old TMG, Parent and Newco. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Old TMG, Parent and Newco as of the date of this Agreement are as follows:

(i) the authorized, issued and outstanding capital stock of Old TMG (including voting rights) is as set forth on Schedule 2.4(i);

(ii) the authorized, issued and outstanding capital stock of Parent (including voting rights) is as set forth in Schedule 2.4(ii); and

(iii) the authorized capital stock of Newco consists of 100 shares of common stock, par value $0.01, of which 100 shares are issued and outstanding and entitled to one vote per share on all matters submitted to stockholders.

2.5 Effect of Merger. Old TMG shall be the Surviving Corporation of the Merger and shall continue in existence under the laws of the State of Delaware. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of Old TMG and Newco will vest in the Surviving Corporation, and all debts, liabilities and duties of Old TMG and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

3.	CONVERSION OF STOCK

The manner of converting the shares of (i) Old TMG Stock and (ii) the Newco Stock issued and outstanding immediately prior to the Effective Time into (x) shares of Parent Stock and (y) shares of common stock of the Surviving Corporation, respectively, shall be as follows:

As of the Effective Time:

(i) each share of Old TMG Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, automatically shall be deemed to represent the right to receive one share of Parent Stock;

(ii) the one share of Parent Stock that is held by SABA immediately prior to the Effective Time shall be transferred to Parent in the cancellation of such share with no additional consideration paid therefor; and

(iii) each share of Newco Stock issued and outstanding immediately prior to the Effective Time, shall continue to be one fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time.

4.	DELIVERY OF MERGER CONSIDERATION AND TREATMENT OF OUTSTANDING OPTIONS, ETC.; REVERSE STOCK SPLIT AND SECTION 351 EXCHANGE PLAN

4.1 Effective Time. At the Effective Time, each Stockholder shall, upon surrender of its certificate and the delivery of a certificate confirming the investment representations and transfer restrictions set forth in Section 13 and its tax status as required by Section 10.6, receive one share of Parent Stock for each share of Old TMG Stock owned of record immediately prior to the Effective Time. Any options and warrants relating to Old TMG Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time in accordance with their terms, be assumed by Parent and become exercisable for a like number of shares of Parent Stock.

4.2 Certificates. Stockholders shall present to Parent at the Closing all certificates representing any and all shares of Old TMG Stock, duly endorsed in blank by Stockholders, or accompanied by stock powers duly endorsed in blank, and with all necessary transfer tax and other revenue stamps, acquired at Stockholders’ expense, affixed and canceled.

4.3 Reverse Stock Split. Prior to the consummation of the IPO and the Merger, Old TMG may elect to effect a reverse stock split (“Reverse Stock Split”) the exact magnitude of which will be dependent upon the ultimate post IPO valuation of Parent by the managing underwriters in the IPO and the anticipated IPO Price. Nothing in this Agreement shall prevent Old TMG from effecting such Reverse Stock Split as may be approved by its board of directors and Stockholders holding not less than 80% of the Old TMG Stock then outstanding.

4.4 Section 351 Exchange Plan. Upon the approval of this Agreement by the holders of not less than 80% of the shares of Old TMG Stock then issued and outstanding, each Stockholder shall be deemed to have approved and adopted the Section 351 Exchange Plan to the same extent as if such Stockholder has subscribed its signature thereon.

5.	CLOSING

Prior to the taking of the actions described in clauses (i) and (ii) below (the “Closing”), the parties to this Agreement shall take all actions necessary to prepare to (i) effect the Merger (including the filing with the appropriate state authorities of the Certificate of Merger which shall become effective at the Effective Time) and (ii) effect the conversion of the shares and the delivery of the Parent Stock referred to in Sections 3 and 4. The Closing shall take place on the date the closing of, and substantially contemporaneously with, the sale of shares of Parent Stock in the IPO, or such other date as the parties hereto may designate (the “Closing Date”), at such place in Houston, Texas as the parties may mutually agree. On the Closing Date (x) the Certificate of Merger shall have been filed with the appropriate state authorities so that it shall become effective at the Effective Time and the Merger shall thereby be effected and (y) all transactions contemplated by this Agreement, including the conversion of the shares and delivery of the Parent Stock which the Stockholders shall be entitled to receive pursuant to the Merger shall occur and be deemed to be completed. The Closing shall be effective as of the Effective Time.

6.	REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF OLD TMG

Old TMG represents, warrants, covenants and agrees (i) that all of the following representations and warranties in this Section 6 are true at the date of this Agreement and, subject to Section 8.4, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 6 shall be materially complied with or performed at and as of the Closing Date and (iii) that none of the representations and warranties of Old TMG set forth in this Agreement shall survive the Closing Date. For purposes of this Section 6, the term “Old TMG” shall mean and refer to Old TMG and all of its Subsidiaries, if any.

6.1 Due Organization. Old TMG is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise), of Old TMG taken as a whole (as used herein with respect to Old TMG, or with respect to any other Person, a “Material Adverse Effect”). Schedule 6.1 sets forth the jurisdiction in which Old TMG is incorporated and contains a list of all such jurisdictions in which Old TMG is authorized or qualified to do business. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of Old TMG are all attached hereto as Schedule 6.1. The stock records of Old TMG, as heretofore made available to Parent, are correct and complete in all material respects. To the knowledge of Old TMG, there are no minutes in the possession of Old TMG which have not been made available to Parent, and all of such minutes are correct and complete in all material respects.

6.2 Authorization. Old TMG has all requisite corporate power and authority to conduct its business as presently conducted and to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Old TMG of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the board of directors of Old TMG. This Agreement has been duly executed and delivered by Old TMG, and when this Agreement and the Merger have been approved by Stockholders in accordance with the DGCL and Old TMG’s Charter Documents, it will be a valid and binding obligation of Old TMG, enforceable against Old TMG in accordance with its terms.

6.3 Capital Stock of Old TMG. The authorized capital stock of Old TMG is as set forth in Schedule 2.4(i). All of the issued and outstanding shares of the capital stock of Old TMG (i) have been duly authorized and validly issued and (ii) are fully paid and nonassessable. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder.

6.4 Transactions in Capital Stock. Except as set forth on Schedule 6.4, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Old TMG to issue or sell any of its authorized but unissued capital stock; (ii) Old TMG has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iii) neither the voting stock structure of Old TMG nor the relative ownership of shares among any of its respective stockholders has been altered or changed in contemplation of the Merger. Schedule 6.4 also includes complete and accurate copies of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights to acquire shares of Company Stock.

6.5 Subsidiaries. Old TMG has no Subsidiaries except for each of the companies identified on Schedule 6.5. Except as set forth in the preceding sentence, Old TMG does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, nor is Old TMG, directly or indirectly, a participant in any joint venture, partnership or other non-corporation entity.

6.6 Financial Statements. Attached hereto as Schedule 6.6 is a true and complete copy of (i) the unaudited consolidated statements of income, stockholders’ equity and cash flows from January 7, 2009 to December 31, 2009; (ii) the unaudited consolidated statements of income, stockholders’ equity and cash flows from January 1, 2010 to December 31, 2010, and the unaudited consolidated balance sheet as of December 31, 2010; and (iii) the unaudited consolidated statements of income, stockholders’ equity and cash flows from January 1, 2011 to December 31, 2011, and the consolidated balance sheet as of December 31, 2011 (collectively, the “Old TMG Financial Statements”). Old TMG has conducted no operations other than negotiating and/or entering into combination agreements with Original Founding Companies. Except as set forth in Schedule 6.6, the Old TMG Financial Statements present fairly the financial position of Old TMG as of such date.

6.7 Conformity with Law; Litigation. Except to the extent set forth on Schedule 6.7, Old TMG is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Old TMG which would have a Material Adverse Effect; and except to the extent set forth on Schedule 6.7, there are no material claims, actions, suits or proceedings, commenced or, to the knowledge of Old TMG, threatened, against or affecting Old TMG, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Old TMG and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Old TMG. Old TMG has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedule 6.7 and is not in violation of any of the foregoing which might have a Material Adverse Effect.

6.8 Tax Matters.

(i) Old TMG has filed all tax returns that it was required to file. All such tax returns filed by Old TMG were correct and complete in all material respects. All Taxes owed by Old TMG (whether or not shown on any tax return) have been paid. Old TMG is not currently the beneficiary of any extension of time within which to file any tax return. Since Old TMG’s formation in March, 2011, no claim with respect to Old TMG has been made by an authority in a jurisdiction where Old TMG does not file tax returns that it is or may be subject to taxation by that jurisdiction. There is no lien affecting any of Old TMG’s assets that arose in connection with any failure or alleged failure to pay any Tax.

(ii) Old TMG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

(iii) Old TMG does not expect any authority to assess any material amount of additional Taxes against it for any period for which tax returns have been filed. There is no material dispute or claim concerning any Tax liability of Old TMG either claimed or raised by any authority in writing or as to which Old TMG has knowledge based upon direct inquiry by any agent of such authority.

6.9 No Violations. Old TMG is not in violation of its Charter Documents. Neither Old TMG nor, to the knowledge of Old TMG, any other party thereto, is in material default under any lease, instrument, agreement, license, or permit to which it is a party or by which its properties are bound (the “Material Documents”); and, except as set forth in Schedule 6.9, (i) the rights and benefits of Old TMG under the Material Documents will not be materially adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a material default under, any of the terms or provisions of the Material Documents or Old TMG’s Charter Documents. Except as set forth on Schedule 6.9, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect in all material respects, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit.

6.10 Absence of Changes. Since the Balance Sheet Date, except as set forth on Schedule 6.10, or as otherwise contemplated by Section 4.3, there has not been:

(i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Old TMG as a whole;

(ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Old TMG;

(iii) any change in the authorized capital of Old TMG or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments; or

(iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Old TMG.

6.11 Disclosure. This Agreement, including the Schedules and Annexes hereto, together with all other documents and information made available to Parent and its representatives in writing pursuant hereto, present fairly the business and operations of Old TMG for the time periods with respect to which such information was requested. Old TMG’s rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which Old TMG is a party, or to which its properties are subject, or by any other fact or circumstance regarding Old TMG (which fact or circumstance was, or should reasonably, after due inquiry, have been known to Old TMG) that is not disclosed pursuant hereto or thereto.

7.	REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF PARENT AND NEWCO

Parent and Newco, jointly and severally, represent warrant, covenant and agree (i) that all of the following representations and warranties in this Section 7 are true at the date of this Agreement and, subject to Section 8.4, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 7 shall be complied with or performed at and as of the Closing Date, and (iii) that none of the representations and warranties of Parent and Newco set forth in this Agreement shall survive the Closing Date.

7.1 Due Organization. Parent and Newco are each corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and are duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of Parent and Newco (the “Parent Charter Documents”) are all attached hereto as Schedule 7.1.

7.2 Authorization. Each of Parent and Newco has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Newco and their consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Newco. This Agreement has been duly executed and delivered by Parent and Newco and is a valid and binding obligation of Parent and Newco, enforceable against each of them in accordance with its terms. By execution of this Agreement, Parent has approved this Agreement and the Merger in its capacity as the sole stockholder of Newco.

7.3 Capital stock. The authorized capital stock of Parent and Newco is as set forth in Schedule 2.4(ii) and Section 2.4(iii), respectively. All of the issued and outstanding shares of the capital stock of Parent and Newco (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were offered, issued, sold and delivered by Parent and Newco in compliance with all applicable state and federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of Parent or Newco.

7.4 Transactions in Capital Stock, Organization Accounting. Except as set forth on Schedule 2.4(ii), (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Parent or Newco to issue any of its authorized but unissued capital stock and (ii) neither Parent nor Newco has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 2.4(ii) also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Parent.

7.5 Subsidiaries. Newco has no Subsidiaries. Parent has no Subsidiaries except for Newco and each of the other companies identified on Schedule 7.5. Except as set forth in the preceding sentence, neither Parent nor Newco presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, nor is Parent or Newco, directly or indirectly, a participant in any joint venture, partnership or other non-corporation entity.

7.6 Liabilities and Obligations. Except as set forth on Schedule 7.6 or in the Draft Registration Statement, Parent and Newco have no material liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement and except for fees incurred in connection with the transactions contemplated hereby and thereby.

7.7 Conformity with Law; Litigation. Except to the extent set forth on Schedule 7.7 or in the Draft Registration Statement, neither Parent nor Newco is in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a Material Adverse Effect; and except to the extent set forth in Schedule 7.7, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of Parent or Newco, threatened, against or affecting Parent or Newco, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Parent and Newco have conducted and are conducting their respective businesses in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing which might have a Material Adverse Effect.

7.8 No Violations. Neither Parent nor Newco is in violation of any of Parent’s Charter Documents. None of Parent, Newco, or, to the knowledge of Parent and Newco, any other party thereto, is in material default under any lease, instrument, agreement, license or permit to which Parent or Newco is a party, or by which Parent or Newco, or any of their respective properties, are bound (collectively, the “Parent Documents”); and (i) the rights and benefits of Parent and Newco under the Parent Documents will not be materially adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a material default under, any of the terms or provisions of the Parent Documents or the Parent’s Charter Documents. Except as set forth on Schedule 7.8, none of the Parent Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

7.9 Parent Securities. The shares of Parent Stock deliverable to the Stockholders in the Merger pursuant to this Agreement or issuable upon the exercise or conversion of the warrants and options referred to in the last sentence of Section 4.1 will have been duly authorized prior to the Closing, and upon consummation of the Merger in accordance with this Agreement or the issuance of shares of Parent Stock upon the exercise of such warrants or options in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

7.10 Business; Real Property; Material Agreement. Parent was formed in November, 2011. Neither Parent nor Newco has conducted any material business since the date of its inception, except in connection with this Agreement and similar agreements with other companies involved in the Business and associated activities and consummating the transactions contemplated herein and therein. Except as disclosed on Schedule 7.10, neither Parent nor Newco owns or has at any time owned any real property or any material personal property or is a party to any other material agreement.

8.	OTHER COVENANTS PRIOR TO CLOSING

8.1 Access and Cooperation; Due Diligence.

(i) Between the date of this Agreement and the Closing Date, Old TMG will afford to the officers and authorized representatives of Parent, the Founding Companies, and Parent’s prospective underwriters (collectively, the “Parent Group”) access to all of Old TMG’s sites, properties, books and records and will furnish Parent with such additional financial and operating data and other information as to the business and properties of Old TMG as Parent may from time to time reasonably request. Old TMG will cooperate with Parent Group, its representatives, auditors and counsel in the preparation of and any documents or other material that may be required in connection with any documents or materials required by this Agreement. Parent and Newco will, and will cause the other members of the Parent Group, to treat all information obtained in connection with the negotiation and performance of this Agreement as confidential.

(ii) Between the date of this Agreement and the Closing, Parent will afford, or will cause to be afforded, to the officers and authorized representatives of Old TMG access to all of Parent Group’s sites, properties, books and records and will furnish Old TMG with such additional financial and operating data and other information as to the business and properties of Parent Group as Old TMG may from time to time reasonably request. Parent and Newco will cooperate with Old TMG’s representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Old TMG will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential.

8.2 Conduct of Business Pending Closing. Unless otherwise approved in writing by Parent, between the date of this Agreement and the Closing Date, Old TMG will:

(i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

(ii) maintain its properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

(iii) perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

(iv) keep in full force and effect in all material respects the present insurance policies or other comparable insurance coverage;

(v) use its reasonable best efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

(vi) maintain material compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

(vii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

8.3 Prohibited Activities. Between the date of this Agreement and the Closing Date, Old TMG will not, except or otherwise expressly contemplated by Section 4.3, without prior written consent of Parent:

(i) make any change in its Charter Documents or Bylaws;

(ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule 6.4; or

(iii) declare or pay any dividend, or make any distribution in respect of Old TMG Stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of Old TMG Stock.

8.4 Delivery of Schedules and Amendment of Schedules.

(i) On or before March 16, 2012, each party hereto shall deliver to the other party their completed Schedule setting forth the exceptions to the representations and warranties set forth in Sections 6 and 7, as applicable, of this Agreement and supplying the other information required to be disclosed therein pursuant to other sections of this Agreement. The Schedule so delivered shall be acceptable in all respects to the recipient party. If either Schedule is not timely delivered to and accepted by the recipient party, the parties to this Agreement agree that there shall be no exceptions to the representations and warranties set forth in Sections 6 and 7, as applicable.

(ii) Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by Old TMG or Parent that constitutes or reflects an event or occurrence that would have a Material Adverse Effect may be made unless Parent or Old TMG, as the case may be, consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 9.1 and 10.1 have been fulfilled, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 8.4(ii). No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of Section 12.1(iv). Neither the entry by Parent into any other agreement, such as this Agreement, after the date hereof for the acquisition of one or more companies involved in or assets associated with the Business and related activities nor the performance by Parent of its obligations thereunder shall be deemed to require the amendment to or a supplementation of any Schedule hereto.

8.5 Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott Act”). All parties to this Agreement hereby recognize that compliance with the Hart-Scott Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that compliance with the Hart-Scott Act is required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such compliance by Old TMG shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 10 of this Agreement, and such compliance by Parent and Newco shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 9 of this Agreement, (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made, and (iv) Parent shall be responsible for all filing fees under the Hart-Scott Act.

8.6 Further Assurance. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated by this Agreement.

9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF OLD TMG

The obligations of Old TMG with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived.

9.1 Representations and Warranties Performance of Obligations. All representations and warranties of Parent and Newco contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Parent and Newco on or before the Closing Date shall have been duly complied with or performed in all material respects; and a certificate to the foregoing effect dated the Closing Date, and signed by the Chief Executive Officer of Parent and of Newco shall have been delivered to Old TMG.

9.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Old TMG and its counsel.

9.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger, and no governmental agency or body shall have taken any other action or made any request of Old TMG as a result of which the management of Old TMG deems it inadvisable to proceed with the transactions hereunder.

9.4 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

9.5 No Material Adverse Change. No event or circumstance shall have occurred with respect to Parent or Newco that would constitute a Material Adverse Effect.

9.6 Closing of IPO. The sale by Parent of shares of Parent Stock in the IPO shall have closed subsequent to or substantially contemporaneously with the consummation of the Merger.

10.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND NEWCO

The obligations of Parent and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived.

10.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of Old TMG contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Old TMG on or before the Closing Date shall have been duly performed or complied with in all material respects; and Old TMG shall have delivered to Parent a certificate dated the Closing Date and signed by the Chief Executive Officer of Old TMG.

10.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger, and no governmental agency or body shall have taken any other action or made any request of Parent as a result of which the management of Parent deems it inadvisable to proceed with the transactions hereunder.

10.3 No Material Adverse Effect. No event or circumstance shall have occurred with respect to Old TMG which would constitute a Material Adverse Effect, and Old TMG shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of Old TMG to conduct its business.

10.4 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been reasonably satisfactory to Parent and its counsel.

10.5 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

10.6 FIRPTA Certificate. Each Stockholder shall have delivered to Parent a certificate as to its status under Section 1.1445-2(b) of the Treasury Regulations.

10.7 Closing of IPO. The sale by Parent of shares of Parent Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the Merger.

11.	ADDITIONAL COVENANTS OF PARENT AFTER CLOSING

11.1 Rule 144 Filing. Parent, from and after the IPO, shall use commercially reasonable efforts to assure that Rule 144 under the Securities Act will be available for sales of shares by Stockholders at the earliest time such sales are legally permissible.

12.	TERMINATION OF AGREEMENT

12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

(i) by mutual consent of the boards of directors of Parent and Old TMG;

(ii) by Old TMG (acting through its board of directors), on the one hand, or by Parent (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by the close of business on November 30, 2012, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

(iii) by Old TMG, on the one hand, or by Parent, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the material covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date; or

(iv) by Old TMG, on the one hand, or by Parent, on the other hand, if either such party or parties declines to consent to an amendment or supplement to a Schedule proposed by the other party pursuant to Section 8.4 because such proposed amendment constitutes or reflects an event or occurrence that would have a Material Adverse Effect.

12.2 Liabilities in Event of Termination. Except as provided in Section 8.4, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, including, but not limited to, legal and audit costs and out of pocket expenses.

13.	SECURITIES LAW MATTERS

By accepting certificates representing Parent Stock after the Effective Time, each Stockholder will be deemed to have represented and warranted to and covenanted and agreed with Parent as follows:

13.1 Transfer Restriction and Legend. Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Section 13.1 (or trusts for the benefit of the Stockholder or immediate family members, the trustees of which so agree), for a period of one year from the Closing, except so permitted by this Section 13.1, the Stockholder shall not sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of any Parent Stock received by such Stockholder pursuant to this Agreement. Each certificate representing Parent Stock delivered to the Stockholder pursuant to Section 4 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as Parent may deem necessary or appropriate.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE FIRST ANNIVERSARY OF THE CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

13.2 Acknowledgement of Additional Legend. The shares of Parent Stock and other securities, if any, to be delivered to the Stockholder pursuant to this Agreement (collectively, the “Restricted Securities”) have not been and will not be registered under the 1933 Act or any state securities law and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities law. All of the Restricted Securities will be acquired by the Stockholder solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such securities in connection with a distribution. None of the Restricted Securities will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations, and all the Restricted Securities shall bear the following legend in addition to the legend required under Section 13.1.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

13.3 Economic Risk and Sophistication. The Stockholder is an accredited investor, as defined in Rule 501 of Regulation D promulgated by the SEC pursuant to the 1933 Act, and is able to bear the economic risk of an investment in the Restricted Securities and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in Parent. The Stockholder has had an adequate opportunity to ask questions and receive answers from the officers of Parent concerning any and all matters relating to the transactions described herein including the background and experience of the currently proposed officers and directors of Parent, the plans for the operations of the business of Parent and the Founding Companies and any plans for additional acquisitions and the like. The Stockholder has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to such Stockholder’s satisfaction.

14.	REGISTRATION RIGHTS

14.1 PiggyBack Registration Rights. At any time after the twelfth monthly anniversary of the Closing Date, whenever Parent proposes to register any Parent Stock for its own or the account of others under the 1933 Act for a public offering, other than (i) any shelf registration statement, (ii) any registration of shares to be used as consideration for acquisitions of additional businesses by Parent and (iii) any registrations relating to employee benefit plans, Parent shall give Stockholders prompt written notice of its intent to do so. Upon the written request of any Stockholder given within five business days after receipt of such notice, Parent shall cause to be included in such registration all Registerable Securities (including any shares of Parent Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Registerable Securities) which any such Stockholder requests; provided, however, if Parent is advised in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 14.1 that the number of shares to be sold by Persons other than Parent is greater than the number of such shares which can be offered without adversely affecting the offering, Parent may reduce pro rata the number of shares offered for the accounts of such Persons (based upon the number of shares held by each such Person) to a number deemed satisfactory by such managing underwriter.

14.2 Demand Registration Rights.

(i) At any time after the twelfth monthly anniversary of the Closing Date, the holders of a majority of the shares of Parent Stock (a) representing Registerable Securities owned by Stockholders or their permitted transferees pursuant to Section 13 and (b) acquired by other stockholders of Parent on or prior to the closing of the IPO in connection with the acquisition of their companies by Parent pursuant to an agreement similar to this Agreement (the “Other Stockholders”), which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144 (or any similar or successor provision) promulgated under the 1933 Act without regard to manner of sale or volume limitations may request in writing that Parent file a registration statement under the 1933 Act covering the registration of the shares of Parent Stock issued to and held by the Stockholders and the Other Stockholders (collectively, the “Founding Stockholders”) or such permitted transferees (including any stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Parent Stock) (a “Majority Demand Registration”). Within ten days of the receipt of such request, Parent shall give written notice of such request to all other Founding Stockholders having such registration rights and shall, as soon as practicable but in no event later than 45 days after notice from the Founding Stockholders requesting such registration, file a registration statement covering all such shares and thereafter use commercially reasonable efforts to cause such registration statement to become effective. Parent shall be obligated to effect only one Majority Demand Registration for all Founding Stockholders and will use commercially reasonable efforts to keep such Majority Demand Registration current and effective for 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder). Notwithstanding anything to the contrary in this Section 14.2(i), following such a demand, a majority of the disinterested directors of Parent (i.e., directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for a 30-day period in their sole discretion.

(ii) If at the time of any request for a Majority Demand Registration, Parent has formulated plans to file within 60 days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of Parent Stock shall be initiated under this Section 14.2 until 90 days after the effective date of such registration statement, unless Parent is no longer proceeding diligently to secure the effectiveness of such registration statement; provided that Parent shall provide Stockholders the right to participate in such public offering pursuant to, and subject to, Section 14.1.

14.3 Registration Procedures. All expenses incurred in connection with the registrations under this Section 14 (including all registration, filing, qualification, legal, printing and accounting fees, but excluding underwriting commissions and discounts), shall be borne by Parent. In connection with registrations under Sections 14.1 and 14.2, Parent will, as expeditiously as practicable:

(i) Prepare and file with the SEC a registration statement with respect to such Registerable Securities and use commercially reasonable efforts to cause such registration statement to become effective; provided that Parent may discontinue any registration of its securities that is being effected pursuant to Section 14.1 and Section 14.2 at any time prior to the effective date of the registration statement relating thereto if a majority of the disinterested directors of Parent determine in good faith that such registration would be materially detrimental to Parent or its stockholders or would prematurely disclose information that would not be in the best interest of Parent if disclosed at such time. If Parent discontinues any registration pursuant to this Section 14.3(i), such discontinued registration statement shall not be counted as a Majority Demand Registration.

(ii) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the Founding Stockholders holding a majority of the Registerable Securities covered thereby not exceeding 90 days (or such shorter period as is required to complete the distribution and sale of the shares registered thereunder as provided in such registration statement) and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that before filing a registration statement or prospectus relating to the sale of Registerable Securities, or any amendments or supplements thereto, Parent will furnish to one counsel selected to represent all holders of Registerable Securities covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and Parent will give reasonable consideration in good faith to any comments of such counsel received promptly.

(iii) Furnish to each holder of Registerable Securities covered by the registration statement and to each underwriter, if any, of such Registerable Securities, such number of copies of a preliminary prospectus and prospectus for delivery in conformity with the requirements of the 1933 Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Registerable Securities.

(iv) Use commercially reasonable efforts to register or qualify the Registerable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registerable Securities owned by such seller, in such jurisdictions, except that Parent shall not for any such purpose be required (a) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 14.3(iv), it is not then so qualified, (b) to subject itself to Taxation or to any ongoing reporting or disclosure obligations in any such jurisdiction, or (c) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

(v) Immediately notify each seller of Registerable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the appropriate period mentioned in Section 14.3(ii), if Parent becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemented prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registerable Securities, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(vi) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Parent), an earnings statement of Parent which will satisfy the provisions of Section 11(a) of the 1933 Act.

(vii) Use commercially reasonable efforts to list such Registerable Securities on each national securities exchange on which the shares of Parent Stock are listed for trading.

(viii) In the event the offering is an underwritten offering, use commercially reasonable efforts to obtain a “cold comfort” letter from the independent auditors for Parent in customary form and covering such matters of the type customarily covered by such letters and to obtain for delivery to the underwriter an opinion or opinions from counsel for Parent in customary form and scope reasonably satisfactory to such underwriter and its counsel.

(ix) Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the Founding Stockholders holding a majority of the shares of Registerable Securities covered by the Registration Statement may reasonably request in order to effect an underwritten public offering of such Registerable Securities.

(x) Make available for inspection by the seller of such Registerable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause all of Parent’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

14.4 Other Registration Matters. By accepting certificates representing Parent Stock after the Effective Time, each Stockholder will be deemed to have covenanted and agreed with Parent as follows:

(i) Any Founding Stockholder holding shares of Registerable Securities covered by a Registration Statement referred to in this Section 14 will, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 14.3(v), forthwith discontinue disposition of the Registerable Securities pursuant to the registration statement covering such Registerable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 14.3(v).

(ii) If a registration pursuant to Section 14.1 or Section 14.2 involves an underwritten offering, the Founding Stockholder agrees, if its shares of Registerable Securities are included in such registration, not to effect any sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, of any Registerable Securities, or of any security convertible into or exchangeable or exercisable for any Registerable Securities (other than as part of such underwritten offering), or to engage in other transactions customarily prohibited by underwriters in lock-up agreements, without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration. Similarly, the Founding Stockholder agrees not to effect any sale or distribution, including any sale pursuant to the registration rights provided in Section 14.1, of any Registerable Securities, or of any security convertible into or exchangeable or exercisable for any Registerable Securities (other than as part of such underwritten offering), or to engage in other transactions customarily prohibited by underwriters in lock-up agreements, without the consent of the managing underwriter of the IPO during a period commencing on the effective date of the Registration Statement under the 1933 Act and ending 365 calendar days (or such lesser number as such managing underwriter shall designate) after such effective date.

14.5 Indemnification.

(i) In the event of any registration of any securities of Parent under the 1933 Act pursuant to Section 14.1 or Section 14.2, Parent will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registerable Securities covered by such registration statement, each affiliate of such seller and, if such seller is a portfolio or investment fund, its investment advisors, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the 1933 Act, as follows:

(a) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, other than any untrue statement or alleged untrue statement or omission or alleged omission made in reliance on and in conformity with written information furnished to Parent by or on behalf of a Founding Stockholder or underwriter for use in the preparation of such registration statement, preliminary, final or summary prospectus (or any amendment or supplement thereto);

(b) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Parent; and

(c) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission to the extent that any such expense is not paid under subsection (a) or (b) above.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling Person and shall survive the transfer of such securities by such seller.

(ii) Parent may require, as a condition to including any Registerable Securities in any registration statement filed in accordance with Section 14.1 or Section 14.2, that Parent and its directors, officers and controlling Persons shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registerable Securities and any underwriter, to indemnify and hold them harmless (in the same manner and to the same extent as set forth in Section 14.5(i)) with respect to any misstatement or alleged misstatement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such seller or underwriter for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. In that event, the obligations of Parent and such sellers pursuant to this Section 14.5 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this Section 14.5, Parent shall be liable for the full amount of such claim, and each such seller’s liability under this Section 14.5 shall be limited to an amount equal to the net proceeds (after deducting underwriting discounts and expenses) received by such seller from the sale of Registerable Securities held by such seller pursuant to this Agreement.

(iii) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 14.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 14.5, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel selected by holders of a majority of the shares of Registerable Securities included in the offering or more than one firm of counsel for the underwriters or more than one firm of counsel to Parent, as the case may be, in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld), unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnified party’s counsel, representation of both the indemnified party and the indemnifying party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 14.5(iii), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each party shall, and shall cause its legal counsel to, provide reasonable cooperation to each other party and its legal counsel in connection with its assuming the defense of any claim, including furnishing of each other party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 14.5(iii), then such party shall, subject to the provisions of this Section 14.5, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

(iv) Parent and each seller of Registerable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

14.6 Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section 14.5 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof also shall be required to contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Parent, any seller of Registerable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under Section 11(f) of the 1933 Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registerable Securities by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Parent and each Person selling securities agree with each other that no seller of Registerable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 14.5(ii) were available. Parent and each such seller agree with each other and the underwriters of the Registerable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters’ portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registerable Securities. For purposes of this Section 14.6, each Person, if any, who controls an underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such underwriter, and each director and each officer of Parent who signed the registration statement, and each Person, if any, who controls Parent or a seller of Registerable Securities within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as Parent or a seller of Registerable Securities, as the case may be.

14.7 Availability of Rule 144. Parent shall not be obligated to register, pursuant to Section 14.1 or Section 14.2, shares of Registerable Securities held by any Founding Stockholder at any time when the resale provisions of Rule 144 (or any similar or successor provision) promulgated under the 1933 Act permit resales by such Founding Stockholder without regard to manner of sale or volume limitations.

15.	GENERAL

15.1 Cooperation. Old TMG, Parent and Newco shall deliver or cause to be delivered to the other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement. Old TMG will cooperate and use its reasonable efforts to have the present officers, directors and employees of Old TMG cooperate with Parent on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

15.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law), but if assigned by operation of law, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Parent, Newco and Old TMG.

15.3 Entire Agreement. This Agreement (including the Schedules and Annexes) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Old TMG, Newco and Parent and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Old TMG, Newco and Parent, acting through their respective officers or representatives, duly authorized by their respective boards of directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby; provided that Old TMG shall make a good faith effort to cross reference disclosures, as necessary or advisable, between related Schedules.

15.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

15.5 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

15.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, Parent will pay the fees, expenses and disbursements of Parent, Old TMG and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by Parent and Old TMG under this Agreement. Each Stockholder will be required to pay all sales, use, transfer, real property transfer, gains, stock transfer and other similar taxes (“Transfer Taxes”) imposed in connection with the Merger, any fees and expenses of Stockholders’ legal counsel and all other costs and expenses incurred by Stockholders in their performance and compliance with all conditions to be performed by them under this Agreement. Each Stockholder shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each Stockholder will be required to pay any Taxes due upon receipt of the consideration payable pursuant to Section 4.

15.7 Notices. All notices of communication required or permitted hereunder shall be in writing, addressed to the party to be notified, and may be given by (i) depositing the same in United States mail, postage prepaid and registered or certified with return receipt requested, (ii) by facsimile the same if receipt thereof is confirmed or (iii) by delivering the same in person to an officer or agent of such party. If to Parent, Newco or Old TMG, addressed to each of them at:

Tayor & Martin Group, Inc.

12 Greenway Plaza, Suite 1100

Houston, Texas 77046

Attn: Rod K. Cutsinger

with a copy to:

Bracewell & Giuliani LLP

South Tower Pennzoil Place

711 Louisiana, Suite 2300

Houston, Texas 77002

Attn: Edgar J. Marston III

Fax No.: 800.404.3970

or to such other address or counsel as any party hereto shall specify pursuant to this Section 15.7 from time to time.

15.8 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

15.9 Time. Time is of the essence with respect to this Agreement.

15.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement; and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.11 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

15.12 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

15.13 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

15.14 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Parent, Newco and Old TMG. Any amendment or waiver effected in accordance with this Section 15.14 shall be binding upon each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TAYLOR & MARTIN GROUP, INC.

By:	/s/ Rod K. Cutsinger
Name: Rod K. Cutsinger
Title: Chief Executive Officer

TMG MERGER SUB, INC.

By:	/s/ Rod K. Cutsinger
Name: Rod K. Cutsinger
Title: Chief Executive Officer

TMG FOUNDER COMPANY

By:	/s/ Rod K. Cutsinger
Name: Rod K. Cutsinger
Title: Chief Executive Officer

ANNEX I

SECTION 351 EXCHANGE PLAN

TAYLOR & MARTIN GROUP, INC.

SECTION 351 EXCHANGE PLAN

The Board of Directors of Taylor & Martin Group, Inc., a Delaware corporation organized on November 18, 2011 (“Parent”), has adopted this Section 351 Exchange Plan effective as of the date of Parent’s organization (“Exchange Plan”) pursuant to which the shareholders of TMG Founder Company (“Old TMG”), Founding Company stockholders and the purchasers of Parent Stock in the Parent’s initial underwritten public offering (“IPO”) (collectively, the “Contributors”) will, in a series of interrelated transactions (“Combinations”), exchange property (including capital stock of Old TMG and Founding Companies, other assets, and cash, hereinafter collectively referred to as the “Assets”) for Parent Stock representing “control” under Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”) immediately following the final step of the Exchange Plan, and Parent will acquire the Assets, all in a manner that complies with the requirements of Section 351 of the Code and the rules and regulations promulgated thereunder. Each agreement governing a Combination and the Agreement of Merger by and among Parent, TMG Merger Sub, Inc. (“Newco”) and Old TMG is incorporated into the Plan on the execution of such agreement. The Combinations constitute a series of interrelated and integrated transactions that will proceed with an expedition consistent with orderly procedure pursuant to the Exchange Plan which defines the rights of the Parent and the Contributors with respect to Combinations, all as more particularly set forth below:

WHEREAS, the steps of the Exchange Plan (the Combinations and the IPO) will occur substantially concurrently upon the consummation of the IPO;

NOW THEREFORE, in order to carryout out the Combinations, Parent may elect to exchange, as a part of the Exchange Plan, Parent Stock and other consideration, including cash, warrants, options and promissory notes, for such Assets as may be transferred to Parent by one or more of the following individuals and entities: (i) certain holders of capital stock of other corporations or other assets that may be acquired by Parent pursuant to the Combinations; (ii) certain other persons or entities who may assist Parent in the Combinations or in the development or marketing of its products; (iii) purchasers of Parent’s capital stock in the IPO; and (iv) certain other financial investors; and

FURTHERMORE, Parent, the shareholders of Old TMG and each Founding Company stockholder intend (i) that his or her executed Combination Agreement is part of the Exchange Plan, (ii) that the Parent Stock he or she received in exchange for contribution of Assets to Parent shall, when added to the Parent Stock received by the other Contributors under the Exchange Plan, immediately after the completion of the Exchange Plan, constitute at least 80% of the total combined voting power of all classes of capital stock of Parent entitled to vote and at least 80% of the total number of shares of all other classes of capital stock of Parent), and (iii) that the Parent Stock received by the Contributors pursuant to the Exchange Plan shall qualify as tax-free within the provisions of Section 351 of the Code to the extent of the receipt of Parent Stock (excluding, however, any gain recognized solely by reason of Section 357(c) of the Code); and

FURTHERMORE, Parent, the shareholders of Old TMG and certain Founding Company stockholders intend that certain Combinations be structured to simultaneously qualify as a reorganization described in Section 368(a) of the Code as well as a tax-free exchange within the provision of Section 351 of the Code; and

FURTHERMORE, Old TMG and each Founding Company stockholder (collectively, the “Signatory Contributors”) recognize that every Signatory Contributor is relying upon each other Signatory Contributor’s representations, warranties, covenants and agreements set forth below as a material inducement to its approval and adoption of this Exchange Plan. Accordingly, each Signatory Contributor, severally and not jointly, represents and warrants to and covenants and agrees with each other Signatory Contributor as follows:

1.	The stock or other equity interests (collectively, the “Stock”) to be transferred to Parent in exchange for Parent Stock does not constitute “Section 306 stock” within the meaning of Section 306(c) of the Code.

2.	No portion of the Parent Stock received in a Combination shall be issued for services rendered or to be rendered for the benefit of the Parent.

3.	The fair market value of Parent Stock, securities or other property to be received by each Signatory Contributor is approximately equal to the fair market value of the Stock to be transferred by each Signatory Contributor to Parent.

4.	No Signatory Contributor has any contractual obligation, plan or intention to transfer, sell or otherwise dispose of the Parent Stock to be received in exchange for its Stock.

5.	There is no indebtedness between Parent and any Founding Company stockholder, and no Indebtedness will be created in favor of Founding Company stockholder as a result of the transfer.

6.	Each Founding Company stockholder agrees to cooperate with Parent and to take or refrain from taking all reasonably commercial actions requested by Parent to preserve Section 351 status of the Exchange Plan and unless otherwise required by applicable law, the Parent, the shareholder of Old TMG and each Founding Company stockholder shall, for federal income tax purpose, report its receipt of Parent Stock pursuant to the Exchange Plan in a manner consistent with the intentions of the parties as stated in this Exchange Plan.

FURTHERMORE, it is the expectation of Parent that the parties to the Combinations and the IPO will contribute Assets to Parent in the approximate amounts to be set forth in the initial Registration Statement on Form S-1 to be prepared and filed by Parent as promptly as practicable with the Securities and Exchange Commission (“Initial Registration Statement”) in exchange for the voting capital stock, and other consideration, including cash, options, warrants and promissory notes of Parent, in the approximate amounts to be set forth in the Initial Registration Statement.

The shares of voting capital stock and other consideration, including cash, options, warrants and promissory notes of Parent, deliverable in the Combinations may be subject to adjustment in accordance with the various combination agreements between Parent and the contributing parties. This Exchange Plan shall not obligate any party to any Combination to consummate such Combination other than upon the terms of the definitive combination agreement to be executed by such party with respect to such Combination.

Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement to which this Exchange Plan is attached as Annex I.

By the execution of the combination agreement to which this Exchange Plan is attached as Annex I, each of the contributing parties referred to therein evidences such party’s agreement with and adoption of this Exchange Plan.

ANNEX II

CERTIFICATE OF MERGER

OF

TMG MERGER, SUB, INC.

AND

TMG FOUNDER COMPANY

CERTIFICATE OF MERGER

OF

TMG MERGER SUB, INC.

AND

TMG FOUNDER COMPANY

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is TMG Founder Company, a Delaware corporation, and the name of the corporation being merged into the surviving corporation is TMG Merger Sub, Inc., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging corporation in accordance with Title 8, Section 251 of the DGCL.

THIRD: Upon the effective time of the merger, the name of the surviving corporation is to be TMG Founder Company.

FOURTH: The merger is to become effective as of         :00 P.M. C.D.T. on                  , 2012.

FIFTH: The executed Agreement of Merger is on file at 12 Greenway Plaza, Suite 1100, Houston, Texas 77046, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of any constituent corporation.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer, the      day of             , 2012.

TMG FOUNDER COMPANY

By:
Name: Rod K. Cutsinger
Title: Chief Executive Officer